                                  UNITED STATES
                        SECURITIES AND EXHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 16 )*

                            Reebok International Ltd.
                ------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                ------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    758110100
                ------------------------------------------------
                                 (CUSIP NUMBER)


                ------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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CUSIP No. 758110100                  13G                      Page 2 of 4 Pages

---------- --------------------------------------------------------------------

   1          NAME OF REPORTING PERSONS  PHYLLIS FIREMAN
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities only)
---------- --------------------------------------------------------------------
   2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                       (a) |_|
                       (b) |X| MRS. FIREMAN IS THE HUSBAND OF PAUL B. FIREMAN,
                               WHO OWNS 4,174,524 SHARES AND WHO FILES
                               SEPARATELY.
---------- --------------------------------------------------------------------
   3.         SEC USE ONLY
---------- --------------------------------------------------------------------
   4.         CITIZENSHIP OR PLACE OF ORGANIZATION  USA
---------- --------------------------------------------------------------------
                               5.        SOLE VOTING POWER  4,004,526
   NUMBER OF                   --------- --------------------------------------
   SHARES                      6.        SHARED VOTING POWER  1,365,000
   BENEFICIALLY                --------- --------------------------------------
   OWNED BY                    7.        SOLE DISPOSITIVE POWER  4,004,526
   EACH                        --------- --------------------------------------
   REPORTING                   8.        SHARED DISPOSITIVE POWER  2,407,476
   PERSON                                (1,365,000 OF WHICH ARE HELD IN A
   WITH                                  CHARITABLE TRUST OF WHICH MR. AND
                                         MRS. FIREMAN ARE JOINT TRUSTEES)
---------- --------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   9.         PERSON  6,412,002
              (INCLUDES 1,365,000 SHARES HELD IN A CHARITABLE TRUST OF WHICH MR. AND MRS. FIREMAN ARE JOINT TRUSTEES)
---------- --------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
              |X| THE AGGREGATE AMOUNT EXCLUDES THE SHARES OF MR. FIREMAN.
---------- --------------------------------------------------------------------
   11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   10.7%
---------- --------------------------------------------------------------------
   12.        TYPE OF REPORTING PERSON  IN
---------- --------------------------------------------------------------------


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SCHEDULE 13G

Item 1(a)         Name of Issuer:

                  REEBOK INTERNATIONAL LTD.

     1(b)         Address of Issuer's Principal Executive Offices:

                  1895 J.W. FOSTER BLVD, CANTON, MA  02021

Item 2(a)         Name of Person Filing:

                  PHYLLIS FIREMAN

     2(b)         Address of Principal Business Office or, if none,
                  Residence: 1895 J.W. FOSTER BLVD, CANTON, MA  02021

     2(c)         Citizenship: USA

     2(d)         Title of Class of Securities: COMMON STOCK

     2(e)         CUSIP Number: 758110100

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)         [ ]   Broker or dealer registered under section 15 of the
                        Act (15 U.S.C. 78o);

      (b)         [ ]   Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c);

      (c)         [ ]   Insurance company as defined in section 3(a)(19) of
                        the Act (15 U.S.C. 78c);

      (d)         [ ]   Investment company registered under section 8 of the
                        nvestment Company Act of 1940 (15 U.S.C. 80a-8);

      (e)         [ ]   An investment adviser in accordance
                        with section 240.13d-1(b)(1)(ii)(E);

      (f)         [ ]   An employee benefit plan or endowment fund in
                        accordance with section 240.13d-1(b)(1)(ii)(F);

      (g)         [ ]   A parent holding company or control person in
                        accordance with section 240.13d-1(b)(1)(ii)(G);

      (h)         [ ]   A savings associations as defined in Section 3(b) of
                        the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)         [ ]   A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


                                Page 3 of 4 Pages

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      (j)         [ ]   Group, in accordance with
                        section 240.13d-1(b)(1)(ii)(J).

Item 4(a)         Amount beneficially owned: 6,412,002

       4(b)       Percent of Class: 10.7%

       4(c)       Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 4,004,526

                 (ii)  shared power to vote or to direct the vote: 1,365,000

                (iii)  sole power to dispose or to direct the disposition of:
                       4,004,526

                 (iv)  shared power to dispose or to direct the disposition of:
                       2,407,476

Item 5 Ownership of Five Percent or less of a Class:

         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6   Ownership of more than Five Percent on behalf of another person: N/A

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: N/A

Item 8   Identification and Classification of Members of the Group: N/A

Item 9   Notice of Dissolution of Group: N/A

Item 10  Certifications: N/A



                                    Signature

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                                     By: /s/ Phyllis Fireman
                                                         ----------------------
                                                         Phyllis Fireman


Dated:  February 12, 2003


                                Page 4 of 4 Pages